Exhibit 99.1

May 22, 2025

Dear Shareholder:

As we reflect on the first quarter of 2025, we remain deeply grounded in our mission to serve people first and steward the financial well-being of our communities. The broader banking sector continues to navigate a complex landscape shaped by evolving interest rate dynamics, regulatory scrutiny, and shifting customer expectations. Through it all, your Company remains focused on long-term resilience, responsible growth, and values-driven service.

Community banks like ours continue to prove their relevance and strength. While some financial institutions have faced growing regulatory pressure and margin compression, our local presence and relationship-first model have positioned us to respond with agility and care. We remain committed to local decision-making and tailored financial solutions that reflect the needs and aspirations of the communities we serve.

Financial Performance

During the first quarter, your Company achieved the following key milestones:

•
Total assets reached $1.16B, representing a 3% increase from December 31, 2024.
•
Deposit growth totaled $29M, reflecting continued relationship development across our core markets.
•
Net income for the quarter was $2.6M, compared to $2.4M in Q1 2024.
•
Pre-Tax, Pre-Provision Income* for Q1 2025 was $3.6M, compared to $3.0M in Q1 2024, a 19% increase.
•
Credit quality remained sound, with 0.06% of total loans as past-due 30+ days or non-accrual compared to FFIEC peer** of 1.12%.

These results speak to the trust you have placed in us and the dedication of our team, who continue to deliver high-touch service in an increasingly digital world.

Positioned for What’s Ahead

We enter the rest of the year with clarity and purpose. Our balance sheet is strong, our capital levels are healthy, and our team is energized by the opportunity to make a difference—one relationship at a time. While economic headwinds may persist, we believe our conservative posture and community-centered strategy will allow us to remain a source of stability and opportunity.

We thank you—our shareholders, customers, associates, and communities—for your continued support. You are the reason we do what we do, and together, we are building a more vibrant and inclusive financial future.

With gratitude,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

President and Chief Executive Officer

*Pre-Tax, Pre-Provision Income is a non-GAAP measure. This metric is used by management to measure income from recurring operations.

**Federal Financial Institutions Examination Council report of Uniform Bank Performance Report from Call Report data as of March 31, 2025.

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	March 31,	March 31,
(Amounts in thousands except share and per share data)	2025	2024

Assets
Cash and due from banks	$10,124	$11,446
Interest-earning deposits with banks	67,076	51,203
Securities available for sale	343,866	338,447
Securities held to maturity (fair value $24,226 and $25,583, respectively)	26,784	28,430
Less: allowance for credit losses on securities held to maturity	(68)	(66)
Net securities held to maturity	26,716	28,364
Equity securities, at fair value	311	343
Loans held for sale	4,546	5,299
Loans held for investment	664,902	613,808
Less: allowance for credit losses on loans	(6,065)	(5,523)
Net loans held for investment	658,837	608,285
Premises and equipment, net	14,208	14,894
Interest receivable	4,697	4,765
Restricted stock	1,748	1,709
Bank-owned life insurance	7,972	7,828
Deferred income tax benefit	8,282	9,034
Loan servicing assets	3,834	4,180
Other assets	11,192	10,869
Total assets	$1,163,409	$1,096,666

Liabilities
Deposits:
Demand, noninterest-bearing	$282,049	$284,856
Interest checking and money market accounts	405,730	407,211
Savings accounts	95,810	100,093
Time deposits, $250,000 and over	134,444	86,047
Other time deposits	141,258	121,616
Total deposits	1,059,291	999,823
Short-term borrowed funds	1,467	6,290
Long-term debt	29,180	29,123
Other liabilities	11,125	11,027
Total liabilities	1,101,063	1,046,263

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
7,061,777 and 7,103,003 shares, respectively.
Book value per share $7.32 in 2025 and $5.49 in 2024 (1)	8,827	8,879
Additional paid-in capital	12,427	12,735
Undivided profits	52,765	44,347
Accumulated other comprehensive loss	(22,328)	(26,213)
Total Uwharrie Capital Corp shareholders' equity	51,691	39,748
Noncontrolling interest	10,655	10,655
Total shareholders' equity	62,346	50,403
Total liabilities and shareholders' equity	$1,163,409	$1,096,666

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2.0% stock dividend in 2024.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,
(Amounts in thousands except share and per share data)	2025	2024

Interest Income
Interest and fees on loans	$10,225	$8,794
Interest on investment securities	3,087	3,238
Interest-earning deposits with banks and federal funds sold	490	626
Total interest income	13,802	12,658

Interest Expense
Interest paid on deposits	4,355	3,729
Interest paid on borrowed funds	343	391
Total interest expense	4,698	4,120

Net Interest Income	9,104	8,538
Provision for (recovery of) credit losses	281	(30)
Net interest income after provision for (recovery of) credit losses	8,823	8,568

Noninterest Income
Service charges on deposit accounts	259	268
Interchange and card transaction fees	249	288
Other service fees and commissions	981	931
Loss on sale/call of securities	-	(148)
Realized/unrealized gain (loss) on equity securities	(23)	41
Income from mortgage banking	1,051	834
Other income (loss)	(136)	115
Total noninterest income	2,381	2,329

Noninterest Expense
Salaries and employee benefits	5,420	5,214
Occupancy expense	464	425
Equipment expense	204	207
Data processing	213	230
Loan costs	89	33
Professional fees and services	270	264
Marketing and donations	359	366
Software amortization and maintenance	364	330
Other operating expenses	545	813
Total noninterest expense	7,928	7,882

Income before income taxes	3,276	3,015
Provision for income taxes	723	632
Net Income	$2,553	$2,383

Consolidated net income	$2,553	$2,383
Less: net income attributable to noncontrolling interest	(139)	(141)
Net income attributable to Uwharrie Capital Corp and common shareholders	$2,414	$2,242
Net Income Per Common Share (1)
Basic	$0.34	$0.31
Assuming dilution	$0.34	$0.31
Weighted Average Common Shares Outstanding (1)
Basic	7,075,865	7,264,925
Assuming dilution	7,075,865	7,264,925